Exhibit 99.1

Enzon Returns Rights to Transplantation Product to Fresenius Biotech

    Business Editors/Health/Medical Writers

    BRIDGEWATER, N.J.--(BUSINESS WIRE)--Jan. 6, 2006--Enzon Pharmaceuticals, Inc. (Nasdaq:ENZN) today announced that it is returning its rights to ATG-Fresenius S to Fresenius Biotech GmbH, a subsidiary of the health care company Fresenius AG. ATG-Fresenius S is a polyclonal antibody preparation used for T-lymphocyte suppression to prevent organ graft rejection in organ transplant patients. The companies are committed to working together to assure a smooth transition for the current ongoing clinical trial for ATG-Fresenius S.
    Enzon's decision to return full rights to Fresenius Biotech was based on its ongoing efforts to redirect its research and development investments to projects strategically aligned with its business objectives, including an increasing focus on cancer and adjacent therapeutic areas.

    About Enzon

    Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat patients with cancer and other life-threatening diseases. Enzon's specialized sales force markets ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R) in North America. In addition, Enzon also receives royalties on sales of PEG-INTRON(R), marketed by Schering-Plough Corporation, and MACUGEN(R), marketed by OSI Pharmaceuticals and Pfizer Inc. Enzon's product-driven strategy includes an extensive drug development program that leverages its proprietary technologies, including a next-generation PEGylation platform that utilizes linkers designed to release compounds at a controlled rate. Enzon complements its internal research and development efforts with strategic initiatives, such as partnerships designed to broaden its revenue base or provide access to promising new technologies or product development opportunities. Further information about Enzon and this press release can be found on the Company's Web site at www.enzon.com.

    All information in this press release is as of January 6, 2005 and the Company undertakes no duty to update this information.

    CONTACT: Enzon Pharmaceuticals, Inc.
             Susan Mesco, 908-541-8678